Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Record Fourth Quarter Revenues Up 15.3%
and EPS of $0.37

Fiscal 13 Revenues Increase 41%; Reported EPS Up 74% to $1.27

Investor Day Slated for May 22nd

Tarrytown, NY-(Business Wire)-May 16, 2013-Prestige Brands Holdings, Inc. (NYSE-PBH) today announced record results for the fourth quarter and the fiscal year ended March 31, 2013, driven by strong growth in both the legacy and acquired core brands in the Company's Over-the-Counter Healthcare (OTC) segment.

Revenues for the fourth fiscal quarter were $154.5 million, an increase of $20.5 million, or 15.3%, above the prior year comparable quarter's revenues of $134.0 million. The revenue increase was primarily due to the growth of the Company's 14 core OTC brands which increased 9.3% over the prior year comparable period. The prior year comparable period results include revenues from two months of ownership of 15 of the 17 brands acquired from GSK on January 31, 2012. The remaining two brands closed on March 30, 2012.

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Operating income for the fourth fiscal quarter was $50.2 million, an increase of $27.6 million, or 122%, over the prior year comparable quarter's operating income of $22.6 million. The prior year comparable period was impacted by $15.3 million of costs associated primarily with the GSK brands acquisition and an unsolicited proposal. Excluding these charges, operating income for the fourth quarter of fiscal 2013 would have increased 33%.

In the fourth fiscal quarter, the Company's diluted earnings per share were $0.37 compared to $0.00 in the prior year comparable period. The fiscal fourth quarter includes a deferred tax benefit and other items of $0.01 per share. Excluding this, fourth quarter earnings per share would have been $0.36, an increase of

38.5% over the prior year adjusted fourth quarter earnings per share of $0.26. The prior year fourth quarter was impacted by the costs noted above.

Reported gross profit for the fourth fiscal quarter was $88.1 million, 29% higher than the comparable quarter's gross profit of $68.5 million. The prior year's fourth quarter results included GSK brand acquisition and transition-related costs of $1.8 million. Excluding these costs, gross profit would have increased 25%. Gross margin was 57.0% in the fourth quarter of fiscal 2013 compared to 51.1% in the prior year comparable period, or adjusted gross margin of 52.5% excluding the charges noted above. The year-over-year improvement in gross margin is primarily a result of the higher proportion of revenue derived from the higher margin OTC segment.

Revenues for the OTC Healthcare segment were $133.8 million, 22% higher than the prior year's fourth quarter revenues of $109.7 million. The increase in revenue in this segment continues to be driven by consumption gains in the Company's core OTC brands, resulting from increased investment in advertising and promotion (“A&P”) support behind them. Revenues for the Household Cleaning segment, which represents less than 15% of overall Company revenues, were $20.7 million, a decrease of 14.5% over the prior year's fourth quarter results of $24.3 million

Fiscal Year 2013
Revenues for fiscal 2013 were $623.6 million, an increase of $182.5 million or 41.4% over the prior year's revenues of $441.1 million. The increase is due primarily to the growth of revenues of the Company's core OTC brands, which grew 5.9% year-over-year, and a full year of ownership of the acquired GSK brands. In the prior year, the GSK brands contributed revenues for only the final two months of the fiscal year.

Reported diluted earnings per share for fiscal 2013 were $1.27, or 74.0% higher than $0.73 reported in the prior fiscal year. Adjusted earnings per share for the fiscal year were $1.50, a 52% increase over adjusted earnings per share of $0.99 in the prior year. Adjusted earnings per share for fiscal 2013 and fiscal 2012 exclude acquisition and transition-related costs, unsolicited proposal costs, and other adjustments, net of applicable taxes.

The Company continued its investment in Advertising and Promotion (“A&P”) during fiscal 2013 in support of its core OTC brands. A&P for the fiscal year was $90.6 million, 59% higher than the prior year spend of $57.1 million. A&P as a percent of revenue was 14.5% for fiscal 2013 compared to 13.0% in the prior year.

Commentary
“We are very pleased with the excellent growth shown in revenue and earnings per share for both the fourth quarter and fiscal year ended March 31, 2013. These results reflect the successful integration of the acquired GSK brands and meaningful growth in our core OTC brands,” said Matthew M. Mannelly, CEO. “Revenues for our core OTC brands grew 9.3% in the fourth quarter and approximately 6% for the fiscal year, significantly ahead of category growth for both periods. Our increased investment in brand-building A&P was a key stimulus for these record results,” he said.

“Our industry-leading and consistent cash flow from operations combined with a strengthened balance sheet helped us de-lever substantially in both the fourth quarter and for the fiscal year,” Mr. Mannelly continued. “Our net debt was reduced by approximately $154 million in the fiscal year, and our leverage ratio fell by one full point since the acquisition of the GSK brands a year ago. Rapid pay-down of debt enables us to continue to be active and disciplined in M&A. This approach has resulted in our successful track record of integrating, innovating and growing acquired brands.”

“Our strategies are in place and we are fully prepared to build on the success of fiscal 2013. As the largest independent OTC products company in the U.S., we are confident in our ability to continue to build brands, innovate within our portfolio, and invest appropriately for future value creation,” he said.

Free Cash Flow and Debt Reduction
The Company's record free cash flow (“FCF”) for the fourth fiscal quarter ended March 31, 2013 was $35.4 million, an increase of $16.2 million over the prior year comparable period's free cash flow of $19.2 million. For the fiscal year ended March 31, 2013, free cash flow totaled $127.3 million compared to $66.8 million in the prior year. FCF for the prior year comparable period was impacted by $15.1 million of working capital investments associated with the acquisition of the GSK brands, and other costs, net of related tax effects. On a per share basis, free cash flow for the fiscal fourth quarter and full fiscal year ended March 31, 2013 translates to $0.68 per share and $2.48 per share, respectively, compared to $0.38 per share and $1.32 per share for the fourth quarter and full fiscal year ended March 31, 2012, respectively.

The Company's net debt at March 31, 2013 was $962.3 million, reflecting a reduction of a total of $34.7 million during the fourth quarter. At March 31, 2013, the Company's covenant-defined leverage ratio was approximately 4.25x, down from approximately 5.25x at the time of the closing on the acquisition of the GSK brands on January 31, 2012.

Q4 Conference Call & Accompanying Slide Presentation
The Company will host a conference call to review its fourth quarter results on May 16, 2013 at 8:30 am EDT. The toll-free dial-in numbers are 866-318-8613 within North America and 617-399-5132 outside of North America. The conference pass code is "prestige". The Company will provide a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 69473606.

Investor Day is Wednesday, May 22nd
The Company will host its first Investor Day on Wednesday, May 22nd beginning at 10:30am EST. CEO Matthew Mannelly and other members of senior management will present an overview of the Company's operational and financial strategy and highlight new advertising and marketing initiatives. The Company will provide a live Internet webcast, which can be accessed from the Investor Relations page of the Company's website at http://prestigebrands.com. Choose the “Click here for webcast” hyperlink and register for access. A replay of the full event will be available via the same URL three hours after the event. Visit the “News and Events” section of the Company's website for details of the events.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, and in certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada. Visit the Company's website at www.prestigebrands.com.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans,"

"projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding our ability to build brands, innovate our product portfolio, invest to create value, and our acquisition capacity. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of our advertising and promotional initiatives, competition in our industry, and the success of our new product introductions and integration of newly acquired products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2012, Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914 524 6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2013	2012	2013	2012
Revenues
Net sales	$153,659	$133,160	$620,394	$437,838
Other revenues	854	836	3,203	3,247
Total revenues	154,513	133,996	623,597	441,085

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	66,443	65,508	276,381	213,701
Gross profit	88,070	68,488	347,216	227,384

Operating Expenses
Advertising and promotion	23,259	18,547	90,630	57,127
General and administrative	11,353	24,334	51,467	56,700
Depreciation and amortization	3,285	3,051	13,235	10,734
Total operating expenses	37,897	45,932	155,332	124,561
Operating income	50,173	22,556	191,884	102,823

Other (income) expense
Interest income	(4)	(14)	(13)	(18)
Interest expense	18,242	16,361	84,420	41,338
Gain on settlement	—	—	—	(5,063)
Loss on extinguishment of debt	1,443	5,409	1,443	5,409
Total other expense	19,681	21,756	85,850	41,666

Income before income taxes	30,492	800	106,034	61,157
Provision for income taxes	11,143	815	40,529	23,945
Net income (loss)	$19,349	$(15)	$65,505	$37,212

Earnings per share:
Basic	$0.38	$—	$1.29	$0.74
Diluted	$0.37	$—	$1.27	$0.73

Weighted average shares outstanding:
Basic	51,147	50,314	50,633	50,270
Diluted	51,913	50,992	51,440	50,748

Comprehensive income, net of tax:
Currency translation adjustments	(114)	57	(91)	(13)
Total other comprehensive income (loss)	(114)	57	(91)	(13)
Comprehensive income	$19,235	$42	$65,414	$37,199

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	March 31, 2013	March 31, 2012
Current assets
Cash and cash equivalents	$15,670	$19,015
Accounts receivable, net	73,053	60,228
Inventories	60,201	51,113
Deferred income tax assets	6,349	5,283
Prepaid expenses and other current assets	8,900	11,396
Total current assets	164,173	147,035

Property and equipment, net	9,896	1,304
Goodwill	167,546	173,702
Intangible assets, net	1,373,240	1,400,522
Other long-term assets	24,944	35,713
Total Assets	$1,739,799	$1,758,276

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$51,376	$26,726
Accrued interest payable	13,894	13,889
Other accrued liabilities	31,398	23,308
Total current liabilities	96,668	63,923

Long-term debt
Principal amount	978,000	1,135,000
Less unamortized discount	(7,100)	(11,092)
Long-term debt, net of unamortized discount	970,900	1,123,908

Deferred income tax liabilities	194,288	167,717
Total Liabilities	1,261,856	1,355,548

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Preferred share rights	283	283
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 51,311 shares and 50,466 shares at March 31, 2013 and 2012, respectively	513	505
Additional paid-in capital	401,691	391,898
Treasury stock, at cost - 181 shares at March 31, 2013 and March 31, 2012	(687)	(687)
Accumulated other comprehensive loss, net of tax	(104)	(13)
Retained earnings	76,247	10,742
Total Stockholders' Equity	477,943	402,728

Total Liabilities and Stockholders' Equity	$1,739,799	$1,758,276

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2013	2012
Operating Activities
Net income	$65,505	$37,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,235	10,734
Deferred income taxes	25,505	13,793
Amortization of deferred financing costs	9,832	1,630
Stock-based compensation costs	3,772	3,078
Loss on extinguishment of debt	1,443	5,409
Amortization of debt discount	4,632	1,030
Lease termination costs	975	—
Loss on disposal of equipment	103	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(12,882)	(15,854)
Inventories	(9,342)	3,710
Prepaid expenses and other current assets	3,096	(3,009)
Accounts payable	24,677	5,127
Accrued liabilities	7,054	4,592
Net cash provided by operating activities	137,605	67,452

Investing Activities
Purchases of property and equipment	(10,268)	(606)
Proceeds from sale of property and equipment	15	—
Proceeds from escrow of Blacksmith acquisition	—	1,200
Proceeds from sale of Phazyme brand	21,700	—
Acquisition of brands from GSK	—	(662,800)
Acquisition of brands from GSK purchase price adjustments	(226)	—
Net cash provided by (used in) investing activities	11,221	(662,206)

Financing Activities
Proceeds from issuance of Senior Notes	—	250,000
Proceeds from issuance of 2012 Term Loan and 2010 Term Loan	—	650,100
Repayment of 2010 Term Loan	—	(242,000)
Payment of deferred financing costs	(1,146)	(33,284)
Repayment of long-term debt	(190,000)	(25,000)
Repayments under revolving credit agreement	(15,000)	—
Borrowings under revolving credit agreement	48,000	—
Proceeds from exercise of stock options	6,029	889
Shares surrendered as payment of tax withholding	—	(271)
Net cash (used in) provided by financing activities	(152,117)	600,434

Effects of exchange rate changes on cash and cash equivalents	(54)	1
(Decrease) increase in cash and cash equivalents	(3,345)	5,681
Cash and cash equivalents - beginning of year	19,015	13,334
Cash and cash equivalents - end of year	$15,670	$19,015

Interest paid	$69,641	$34,977
Income taxes paid	$10,624	$12,865

Prestige Brands Holdings, Inc.
Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2013			Year Ended March 31, 2013
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$133,614	$20,045	$153,659	$536,247	$84,147	$620,394
Other revenues	164	690	854	684	2,519	3,203
Total revenues	133,778	20,735	154,513	536,931	86,666	623,597
Cost of sales	51,405	15,038	66,443	211,654	64,727	276,381
Gross profit	82,373	5,697	88,070	325,277	21,939	347,216
Advertising and promotion	22,228	1,031	23,259	84,537	6,093	90,630
Contribution margin	$60,145	$4,666	64,811	$240,740	$15,846	256,586
Other operating expenses			14,638			64,702
Operating income			50,173			191,884
Other expense			19,681			85,850
Income before income taxes			30,492			106,034
Provision for income taxes			11,143			40,529
Net income			$19,349			$65,505

	Three Months Ended March 31, 2012			Year Ended March 31, 2012
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$109,570	$23,590	$133,160	$344,282	$93,556	$437,838
Other revenues	167	669	836	719	2,528	3,247
Total revenues	109,737	24,259	133,996	345,001	96,084	441,085
Cost of sales	45,953	19,555	65,508	143,151	70,550	213,701
Gross profit	63,784	4,704	68,488	201,850	25,534	227,384
Advertising and promotion	17,149	1,398	18,547	51,895	5,232	57,127
Contribution margin	$46,635	$3,306	49,941	$149,955	$20,302	170,257
Other operating expenses			27,385			67,434
Operating income			22,556			102,823
Other expense			21,756			41,666
Income before income taxes			800			61,157
Provision for income taxes			815			23,945
Net income			$(15)			$37,212

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, and acquisition-related costs. We define Non-GAAP Adjusted Gross Margin as Gross Profit before certain acquisition and integration-related costs.We define Non-GAAP Adjusted Operating Income as Operating Income minus certain other legal and professional fees, acquisition and other integration costs. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition and integration-related costs, income or loss from discontinued operations and sale thereof, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. Non-GAAP Adjusted EPS is calculated based on Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period. We define Non-GAAP Free Cash Flow as Net Cash provided by operating activities less cash paid for capital expenditures. Non-GAAP Free Cash Flow per Share is calculated based on Non-GAAP Free Cash Flow, divided by the weighted average number of common and potential common shares outstanding during the period. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share may not be comparable to similarly titled measures reported by other companies.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share because they provide additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Additionally, we believe that Free Cash Flow and Free Cash Flow per Share are commonly used measures of liquidity and are indicative of cash available for debt repayment and acquisitions. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share is presented solely as a supplemental disclosure because (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to pursue acquisitions or to service or incur indebtedness; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share has limitations, and you should not consider these measures in isolation from or as an alternative to GAAP measures such as Operating income, Net income, and Net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net

Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share, all of which are non-GAAP financial measures, to GAAP Gross Profit, GAAP Operating Income, GAAP Net Income, GAAP Diluted EPS and GAAP Net cash provided by operating activities, our most directly comparable financial measures presented in accordance with GAAP.
Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
(In thousands)
GAAP Total Revenues	$154,513	$133,996	$623,597	$441,085
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Total adjustments	—	—	411	—
Non-GAAP Adjusted Total Revenues	$154,513	$133,996	$624,008	$441,085

GAAP Gross Profit	$88,070	$68,488	$347,216	$227,384
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	1,795	23	1,795
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	—	—	5,426	—
Total adjustments	—	1,795	6,080	1,795
Non-GAAP Adjusted Gross Margin	$88,070	$70,283	$353,296	$229,179
Non-GAAP Adjusted Gross Margin %	57.0%	52.5%	56.6%	52.0%

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
(In thousands)
GAAP Operating Income	$50,173	$22,556	$191,884	$102,823
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	1,795	23	1,795
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	—	—	5,426	—
Legal and professional fees associated with acquisitions	—	8,142	98	13,807
Unsolicited proposal costs	—	1,737	534	1,737
Transition and integration costs associated with GSK	—	3,588	5,811	3,588
Total adjustments	—	15,262	12,523	20,927
Non-GAAP Adjusted Operating Income	$50,173	$37,818	$204,407	$123,750

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
(In thousands)
GAAP Net Income	$19,349	$(15)	$65,505	$37,212
Interest expense, net	18,238	16,347	84,407	41,320
Income tax provision	11,143	815	40,529	23,945
Depreciation and amortization	3,285	3,051	13,235	10,734
Non-GAAP EBITDA:	52,015	20,198	203,676	113,211
Adjustments:
Gain on settlement	—	—	—	(5,063)
Loss on extinguishment of debt	1,443	5,409	1,443	5,409
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	1,795	23	1,795
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	—	—	5,426	—
Legal and professional fees associated with acquisitions	—	8,142	98	13,807
Unsolicited proposal costs	—	1,737	534	1,737
Transition and integration costs associated with GSK	—	3,588	5,811	3,588
Total adjustments	1,443	20,671	13,966	21,273
Non-GAAP Adjusted EBITDA	$53,458	$40,869	$217,642	$134,484

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2013	2013 Adjusted EPS	2012	2012 Adjusted EPS	2013	2013 Adjusted EPS		2012	2012 Adjusted EPS
(In thousands)
GAAP Net Income	$19,349	$0.37	$(15)	$—	$65,505	$1.27		$37,212	$0.73
Adjustments:
Gain on settlement	—	—	—	—	—	—		(5,063)	(0.10)
Loss on extinguishment of debt	1,443	0.03	5,409	0.11	1,443	0.03		5,409	0.11
Additional slotting costs associated with GSK	—	—	—	—	411	0.01		—	—
Inventory step-up charge associated with acquisitions	—	—	1,795	0.04	23	—		1,795	0.04
Additional product testing costs associated with GSK	—	—	—	—	220	—		—	—
Additional supplier transition costs associated with GSK	—	—	—	—	5,426	0.11		—	—
Legal and professional fees associated with acquisitions	—	—	8,142	0.16	98	—	13,907	13,807	0.27
Unsolicited proposal costs	—	—	1,737	0.03	534	0.01		1,737	0.03
Transition and integration costs associated with GSK	—	—	3,588	0.07	5,811	0.11		3,588	0.07
Accelerated amortization of debt discount and issue costs	—	—	—	—	7,746	0.15		—	—
Tax impact of adjustments	(409)	(0.01)	(7,816)	(0.15)	(8,329)	(0.16)		(8,091)	(0.16)
Tax impact of state rate adjustments and other non-deductible items	(1,741)	(0.03)	—	—	(1,741)	(0.03)		(237)	—
Total adjustments	(707)	(0.01)	12,855	0.26	11,642	0.23		12,945	0.26
Non-GAAP Adjusted Net Income and Adjusted EPS	$18,642	$0.36	$12,840	$0.26	$77,147	$1.50		$50,157	$0.99

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
(In thousands)
GAAP Net cash provided by operating activities	$36,729	$19,459	$137,605	$67,452
Additions to property and equipment for cash	(1,346)	(248)	(10,268)	(606)
Non-GAAP Free Cash Flow	$35,383	$19,211	$127,337	$66,846

Non-GAAP Free Cash Flow per Share	$0.68	$0.38	$2.48	$1.32

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow and Non-GAAP Free Cash Flow per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2013	2013 Free Cash Flow per Share	2012	2012 Free Cash Flow per Share	2013	2013 Free Cash Flow per Share	2012	2012 Free Cash Flow per Share
(In thousands)
GAAP Net Income	$19,349	$0.37	$(15)	$—	$65,505	$1.27	$37,212	$0.73
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	17,465	0.34	16,776	0.33	59,497	1.16	35,674	0.71
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(85)	—	2,698	0.05	12,603	0.25	(5,434)	(0.11)
Total adjustments	17,380	0.34	19,474	0.38	72,100	1.41	30,240	0.60
GAAP Net cash provided by operating activities	$36,729	$0.71	$19,459	$0.38	$137,605	$2.68	$67,452	$1.33
Additions to property and equipment for cash	$(1,346)	$(0.03)	$(248)	$—	$(10,268)	$(0.20)	$(606)	$(0.01)
Non-GAAP Free Cash Flow per Share	$35,383	$0.68	$19,211	$0.38	$127,337	$2.48	$66,846	$1.32